Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is entered into on the Effective Date as defined herein by and between Glenn Hargreaves (hereinafter generally referred to as “Mr. Hargreaves”) and Tivity Health, Inc., and its subsidiaries, affiliates and related entities, with a principal office of 701 Cool Springs Blvd., Franklin, Tennessee 37067 (“Tivity Health” or “Company”).

WHEREAS Mr. Hargreaves and the Company mutually desire to terminate his employment agreement with the Company, dated as of July 29, 2012 (“Employment Agreement”); and

WHEREAS both the Company and Mr. Hargreaves believe it is in their mutual best interests for Mr. Hargreaves to continue as a part-time employee for a period of time following the termination of the Employment Agreement to ensure orderly transition of Mr. Hargreaves’ duties and responsibilities.

NOW THEREFORE, the parties agree as follows:

(1)Termination of Employment Agreement. The Employment Agreement shall terminate as of August 24, 2018. After August 24, 2018, Mr. Hargreaves’ employment will be in accordance with this Agreement.

(2)Consideration.  The parties covenant and promise to do the following provided that Mr. Hargreaves signs this Agreement including the General Release:

(a)  Mr. Hargreaves shall remain employed by the Company until December 31, 2018 (“Termination Date”).  From August 25, 2018 through the Termination Date, (i) Mr. Hargreaves will be required to provide assistance, as requested by the Company, with the transition of his duties and responsibilities, and (ii) the Company will pay Mr. Hargreaves $5,000 per month so long as he remains employed by the Company under this Agreement.  Neither the Company nor Mr. Hargreaves will terminate Mr. Hargreaves’s employment prior to the Termination Date unless Mr. Hargreaves engages in conduct constituting “Cause” as defined in the Employment Agreement.  Section IX (B)(1) of the Employment Agreement shall remain in effect so long as Mr. Hargreaves is employed. All other provisions of Section IX of the Employment Agreement shall remain in effect so long as Mr. Hargreaves remains employed and for a period of nine (9) months following the termination of Mr. Hargreaves’ employment.  No provisions of the Employment Agreement shall survive following the termination of the Employment Agreement except as specifically described in this Section (2)(a).

(b)  Mr. Hargreaves will remain bound by the agreements and the plan(s) governing the various equity award agreements to which he is a party and nothing herein shall be construed as a waiver or amendment of such equity award agreements or plan(s).

(c)  Mr. Hargreaves will be eligible to receive a bonus payment for performance towards his individual objectives during the period of January 1, 2018 through June 30, 2018.  He will not be eligible to receive any other bonus payments for 2018.  Bonus payout described in this Section (2)(c), if any, shall be subject to the eligibility requirements of the bonus plan and the customary approval of the Company’s bonus plan by the Compensation Committee of the Company’s Board of Directors.

(3)General Release. In exchange for and in consideration of the promises, obligations, and agreements as set forth in this Agreement, Mr. Hargreaves does hereby irrevocably and unconditionally release, acquit and discharge Tivity Health, any related or affiliated companies and all other subsidiaries, assigns, predecessors or transferees, all present and former directors, officers, insurers, employees, servants and agents of any of them (together, individually and collectively, “Released Parties”), from any and all manner of actions, charges, complaints, suits, proceedings, claims, liabilities, obligations, agreements, controversies, demands, costs, losses, debts and expenses whatsoever of any kind or nature, at law or in equity, whether known or unknown, fixed or contingent, choate or inchoate, that Mr. Hargreaves has as of the Effective Date, or ever has had, arising out of or in any way connected with the employment of Mr. Hargreaves by Tivity Health and with his separation from employment with Tivity, if applicable, including but not limited to any and all claims under the Employment Agreement or otherwise for pay, benefits, damages, or any other relief which were, might or could have been asserted in any court, before any arbitrator, or before any administrative agency, including without limitation, the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Americans with Disabilities Act; the Rehabilitation Act of 1973; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Fair Labor Standards Act; the Vietnam Era Veteran's Readjustment Assistance Act; the Uniformed Service Employment and Reemployment Rights Act of 1994; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Immigration Reform and Control Act of 1986; the Occupational Safety and Health Act of 1970; the Employee Polygraph Protection Act; any and all “whistle blower” employee statutes or regulations (i.e., those providing protection to an employee who raises charges of illegality, impropriety, workplace misconduct, failure to adhere to policies and procedures, etc.), any amendments to any of the foregoing, and any other federal, state, or local statute, regulation, ordinance, or common law, including without limitation any law related to discrimination (i.e., those pertaining generally to race, color, sex, age, religion, national origin, sexual orientation, worker’s compensation or disability), retaliatory discharge (whether actual or constructive, and as and to the extent related to any of the foregoing), terms and conditions of employment, or termination of employment, to the full extent that such a release is allowed by law.

This provision does not include the release of claims with respect to any vested benefits under a plan governed by the Employee Retirement Income Security Act or any claim related to the rights and benefits granted by the express terms of this Agreement. Furthermore, the Company will continue to indemnify, hold harmless, and defend Mr. Hargreaves against any and all claims arising out of, or in connection with, Mr. Hargreaves’ performance of his duties for, and on behalf of, the Company provided that Mr. Hargreaves’ conduct was in the course and scope of his employment and was not fraudulent, grossly negligent or criminal in nature. This duty to indemnify shall be in accordance with the provisions of the directors and officers insurance coverage maintained by the Company and it shall survive the termination, expiration or cancellation of this Agreement.

(4)Period of Time to Consider and Revoke.  Mr. Hargreaves has been encouraged by the Company to consult with his attorney before his execution of this Agreement.  Mr. Hargreaves was presented with this Agreement on August 8, 2018 and has been advised that he has twenty-one (21) days from August 8, 2018, to consider executing this Agreement; and that his decision to execute prior to the expiration of such twenty-one (21) day period was knowingly and voluntarily made. Mr. Hargreaves further acknowledges that this Agreement has been individually negotiated and is not part of a group exit incentive or other separation package.

By signing and returning this Agreement to Tivity Health, Mr. Hargreaves acknowledges that he has read carefully and fully understands the terms of this Agreement, has had an opportunity to consult with his attorney prior to signing it and is signing it knowingly and voluntarily and has not been coerced or threatened into signing it or promised anything else in exchange for signing it other than as expressly provided herein.

Furthermore, Mr. Hargreaves is aware that he has a right for a period of seven (7) days following his execution and delivery of this Agreement (the “Revocation Period”), to revoke this Agreement.  Mr. Hargreaves shall only be entitled to receive the consideration contained in this Agreement upon the following: (1) Mr. Hargreaves’s execution and delivery to Tivity Health of this Agreement; and (2) the Revocation Period has expired.

Mr. Hargreaves must return a copy of the signed Agreement to Mary Flipse via e-mail at Mary.Flipse@tivityhealth.com.  Mr. Hargreaves shall deliver any revocation to Ms. Flipse at the same email address.  The parties acknowledge that an electronic or .pdf copy of an executed document shall serve the same purpose as an original.

(5)Waiver.  Mr. Hargreaves acknowledges that he is aware of his rights under the laws specifically and generally described in this Agreement and that as of the Effective Date, he waives those rights to the fullest extent that waiver is allowed by law. Such waivers are not intended to be, nor shall they be construed that Mr. Hargreaves has any legitimate cause of action that was required to be waived or that Tivity Health had committed any violation required to be waived.

(6)No Further Obligations.  Mr. Hargreaves acknowledges that nothing in this Agreement shall be considered or construed as an admission of liability or an admission that Tivity Health has violated any law, regulation or contract (express or implied).  Mr. Hargreaves further acknowledges that the promises and payments provided hereunder also represent payment in full in satisfaction and resolution of all potential and/or disputed claims for back pay, severance pay, bonuses, vacation pay (to the extent permitted by applicable law and except to the extent separately paid pursuant to Company policy), compensatory, punitive, and/or liquidated damages, and damages or relief of any kind including costs, attorneys' fees, and expenses arising out of or pertaining to the unasserted claims released by this Agreement. Specifically, Mr. Hargreaves acknowledges that he would not be entitled the payments and benefits described in Section 2 but for this Agreement.

(7)No Pending Complaints.  Mr. Hargreaves represents and warrants that he has not filed any complaint(s) or charge(s) against Tivity Health with the Equal Employment Opportunity Commission or the state commission empowered to investigate claims of employment discrimination, the United States Department of Labor, the Office of Federal Contract Compliance Programs, or with any other local, state or federal agency or court, and that if any such agency or court assumes jurisdiction of any complaint(s) or charge(s) against Tivity Health on behalf of Mr. Hargreaves, then Mr. Hargreaves will request such agency or court to withdraw from the matter and Mr. Hargreaves will refuse any benefits derived therefrom, and the release contained in this Agreement shall apply to such claim.  This Agreement will not affect Mr. Hargreaves’s right to hereafter (i) file a charge with or otherwise participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, although he waives his right to receive any monetary or other benefits from the charge or (ii) report securities violations to the U.S. Securities and Exchange Commission (“SEC”).  Mr. Hargreaves represents and warrants that he has no knowledge of any practice engaged in by Tivity or its employees that is or was a violation in any material respect of any applicable state law or regulations or of any federal law or regulations including, but not by way of limitation, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Mr. Hargreaves further acknowledges that he is not personally aware of any violations of, nor has he violated, any provisions of the Company’s Code of Business Conduct.

Mr. Hargreaves further agrees to neither institute nor in any manner voluntarily participate in, as a class member or otherwise, any civil action or arbitration against Tivity Health which is now pending or may hereafter be brought that concerns any matter encompassed by this Agreement.

(8)Effective Date.  This Agreement shall become effective on the last of eight (8) calendar days following the date Tivity Health receives from Mr. Hargreaves a signed Agreement that has not been revoked prior to the last of those eight (8) calendar days (“Effective Date”).

8/18/18	/s/ Glenn Hargreaves
Date	Glenn Hargreaves

8/18/18	/s/ Mary Flipse
Date	Tivity Health, Inc.

	By:	Mary Flipse
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